Exhibit 10.1

PROPERTY PURCHASE AGREEMENT

MAZAMA PROJECT, OKANOGAN COUNTY, WASHINGTON

Made as of JUNE 27, 2011.

BETWEEN:
Bonanza Gold Corp., having a place of business at Columbia Tower, 701 Fifth Avenue, Office 4263, Seattle, Washington, USA represented for the purposes hereof by Craig Russell, duly authorized as he so declares;

(hereinafter referred to as “Bonanza ” or "Buyer")

AND:
United Copper Holdings Ltd., the “Seller”, having a place of business at Pirogovskaya Nab.9, 194044, Saint Petersburg, Russian Federation represented for the purposes hereof by David Craven, duly authorized as he so declares;

(hereinafter referred to as the “Seller”)

     (collectively, the “Parties” and each of them, a “Party”)

RECITALS:

WHEREAS the Seller owns a 75% interest (the “Interest”) in 28 lode claims and approximately 560 acres in Okanogan County, located in the State of Washington, known as the Property (the “Property”)(the list of mining claims comprising the Property is attached hereto as Schedule A);

WHEREAS the Buyer desires to purchase the Property;

WHEREAS the Parties have agreed to complete the following transaction relating to the Property on the terms and subject to the conditions set forth in this Agreement (collectively, the “Transaction”)

THEREFORE, the Parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

“Agreement” means this Property Acquisition Agreement and all instruments supplementing or amending or confirming this Agreement and references to “Article” or “Section” mean and refer to the specified Article or Section of this Agreement;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks are open for business during normal banking hours;

“Closing Date” shall have the meaning ascribed thereto in Section 2.2;

“Common Shares” means common shares in the capital of the Buyer presently constituted;

“Exchange” means the applicable Exchange jurisdiction for each Party under which each Party is a reporting issuer whose shares are listed for trading.

“Governmental Body” means any government, legislature, or any regulatory authority, agency, commission or board of any government or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator);

“Interest” shall have the meaning ascribed thereto in the Recitals;

“Mining Act” means the Mining Act for the jurisdiction of the Property and the regulations adopted thereunder;

“NSR” or “Net Smelter Return” is the royalty calculated on the gross revenue less the freight to point of sale of the mineral; paid quarterly within 30 days of the end of the quarter;

“Notice” shall have the meaning ascribed thereto in Section 6.1;

“Parties” and “Party” shall have the meanings ascribed thereto in the preamble;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Body;

“Property” shall have the meaning ascribed thereto in the Recitals;

“Time of Closing” shall have the meaning ascribed thereto in Section 2.2;

“Transactions” shall have the meaning ascribed thereto in the Recitals; and

1.2         Certain Rules of Interpretation

In this Agreement:

(a)       Time – time is of the essence in the performance of the Parties' respective obligations;

(b)       Currency – unless otherwise specified, all references to money amounts are to United
States currency;

(c)        Headings – descriptive headings of Articles and Sections are inserted solely for convenience of reference only and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

(d)       Singular, etc. – use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(e)       Business Day – whenever payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken no later then the next Business Day following such day;

(f)        Inclusion – where the words “including” or “includes” appear in this Agreement, they mean “including (or includes) without limitation”;

(g)       Reference to law – Any reference to a law is a reference to such law as in force from time to time, including (i) modifications thereto, (ii) any regulation, decree, order or ordinance enacted thereunder and (iii) any law that may be passed which has the effect of supplementing, re-enacting or superseding the law to which it is referred; and

(h)       Reference to numbering – Any reference to a numbered or lettered section in this Agreement is a reference to the section bearing that number or letter in this Agreement and a reference to “this” section means the section in which such reference appears.

1.3       Severability

If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement.

1.4       Entire Agreement

Upon the Parties’ execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and shall supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including, without limitation, the letter of intent. There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5       Applicable Law

This Agreement shall be governed in all respects by the laws in force in the State of Washington, inter alia having regards to its formation, existence, validity, effect, interpretation, execution, violation and termination.

ARTICLE 2 - PROPERTY INTEREST

2.1       Purchase and Sale

Subject to Section 2.3, the Parties agree to complete the Transactions as follows:

(a)	The Seller shall assign, transfer and sell to the Buyer, all of its rights, titles and interests in and to the Property except as stated in 2.1 (d) below effective as of Closing;

(b)	The Buyer will grant and deliver to the Seller 200,000 of its shares as follows: With future amounts being increased or decreased in line with stock splits;

a.	100,000 of its shares upon closing of the definitive agreement.

b.	50,000 of its shares within 6 months of the closing of the definitive agreement.

c.	50,000 of its shares within 12 months of the closing of the definitive agreement.

(c)	The Seller will retain a 5% Net Smelter Returns Royalty (“NSR”) on the gross mineral production.

(d)	The Buyer will provide a work commitment for the property of $1,000,000 over 2 years. The buyer will earn a further 25% interest in the property after $500,000 of the work commitment is expended.

(e)
 The Buyer will enter into a consulting agreement with the Vendor for 1 year with an option to renew for 1 additional Year. Seller will agree to act as consulting prospector, engineer or financial consultant to the buyer and be solely responsible to lead activities related to the project. The amounts paid to Seller as consulting fees will be applied against the work commitment.

(f)
The Buyer will grant the Seller "earn-in” shares tied to mineral deposit discoveries over the 2 year work commitment period. The shares will be issued under this feature would require an additional 200,000 shares of the public company upon discovery of a 25 million ton copper deposit.

(g)	The Seller and the Buyer agree, that after the further earn in of 25% (section 2.1(d)), they will enter into an industry standard JV agreement whereby straight-line standard dilution provisions apply.

(h)	The Buyer will maintain the property payments required on the Property.

 2.2       Closing Date

Closing of the Transactions will be completed at the offices of the Seller, Pirogovskaya Nab.9, 194044, Saint Petersburg, Russian Federation; on or before June 30, 2011 at 2 pm. (Washington time) (the “Time of Closing”) or at such other place or time as may be mutually agreed upon by the Parties (the “Closing Date”). As of Closing:

(a)           The Seller shall have received:

(i)           documentation to issue share certificates representing 100,000 Common Shares dated no later than the closing date.

(b)           The Buyer shall have received:

(i)           a duly executed deed evidencing the transfer of a 75% interest in the Property from the Seller in favor of the Buyer in the form prescribed by the laws of Washington together with any other documents necessary or useful for such transfer. Buyer shall be responsible to pay any statutory or administrative fee or duty in relation to such transfer of mining rights and to the registration thereof.

2.3        Conditions of Sale

(a) The Parties hereby acknowledge and agree that the completion of the Transactions is conditional upon the buyer obtaining any necessary approvals of the Exchange and providing copies of any correspondence with the Exchange in respect thereto to the Seller.

(b) The sale of the Property is also conditional upon the buyer being satisfied with its title due diligence of the Property. Should the Buyer not advise the Seller of a material defect in title by June 30, 2011, then the Buyer shall be deemed to have waived all rights to its title due diligence. Upon the completion, or deemed completion, of title due diligence and the obtainment of any necessary approvals of the Exchange, this Agreement shall be executed.

(c)         If this transaction does not close due solely to the fault of Buyer then any money paid to Seller shall be non-refundable.

2.4        Acknowledgements of the Parties

The Parties hereby acknowledge and agree as follows:

(a)	the Common Shares are subject to a statutory hold period of not less than six (6) months and one day from the date of issue;

(b)	the certificate representing the Common Shares will be endorsed with a legend setting out resale restrictions under applicable securities legislation;

(c)	the Seller is solely responsible for compliance with applicable hold periods and resale restrictions; and

(d)	effective at the Closing Time, all other agreements between the Parties relating to the Property (other than as contemplated herein) shall be terminated.

2.5        Covenants

Subject to the Closing Date occurring, the Seller covenants and agrees to deliver to:

a) The Buyer, all data relating to the Property in its control or possession (whether in paper or digital form), except for any information which cannot be disclosed pursuant to any statutory or regulatory requirement or any confidentiality agreement previously entered into in good faith, as the case may be.

b) to make and do all such further acts and things to execute and deliver such instruments, agreements and documents prepared by or on behalf of the Buyer as it shall consider necessary to give effect to the transfer of the Property.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents, warrants and covenants (which representations, warranties or covenants shall survive the Closing Date for a period of two years) as follows:

3.1       No Conflict

The entering into of this Agreement by the Buyer and the consummation of the Transactions contemplated hereby does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of the constating documents or by-laws of the Buyer or any statute, law or regulation applicable to the Buyer or any agreement or instrument to which the Buyer is a party.

3.2       Due Authorization

This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer and constitute valid obligations of the Buyer legally binding upon it and enforceable against it in accordance with its terms, subject however to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies. The Buyer has all corporate power and authority necessary to complete the Transactions.

3.3       Reporting Issuer Status

The Buyer is a reporting issuer under the Exchange Act of 1934, and is current and up-to-date in all material respects with all filings required to be made pursuant to applicable securities laws and is not included on the list of defaulting reporting issuers maintained by the respective securities commissions in such jurisdictions.

3.4       Public Listing

The issued and outstanding Common Shares of the Buyer are listed for trading on the OTC-BB.

3.5       No Cease Trade Order

No order ceasing or suspending trading in the Common Shares nor prohibiting the sale of such securities has been issued by any securities commission to the Buyer or its directors, officers or promoters which is currently in effect, and to the best of the Buyer knowledge, no such investigations or proceedings for such purposes are pending or threatened.

3.6       Compliance with Applicable Laws

Bonanza is conducting its business, in all material respects, in compliance with all applicable laws
(Including applicable laws respecting environmental matters).

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents, warrants and covenants (which representations, warranties or covenants shall survive the Closing Date for a period of one year) as follows.

4.1       Authority Incorporation

The Seller has all requisite power and authority to carry on its business as presently conducted and as presently proposed to be conducted, and to own, lease and operate all of its assets and to sell the Property to the Buyer.

4.2       No Conflict

The entering into of this Agreement by the Seller and the consummation of the Transactions contemplated hereby does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of the constating documents or by-laws of the Seller or any statute, law or regulation applicable to the Seller or any agreement or instrument to which the Seller is a party.

4.3       Due Authorization

This Agreement and the Transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and constitute valid obligations of the Seller legally binding upon it and enforceable against it in accordance with its terms, subject however to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and the availability of equitable remedies. The Seller has all corporate power and authority necessary to complete the Transaction.

4.4       Property Representations

(a)	The Seller is the sole beneficial owner of a 100% undivided interest in the Property, free and clear of all royalties, liens, charges and encumbrances of any kind.

(b)
Except as expressly stated in this agreement, Seller does not make any express or implied representations, statements, warranties, or conditions of any kind or nature whatsoever concerning the property, including (without limiting the generality of the foregoing) any warranties regarding the ownership, condition, quantity and/or quality of any or all of the property including minerals contained or discoveries of any minerals made.

(c)
There are no  actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or to the knowledge of the Seller, threatened, which directly relate to or affect the Property.

(d)
The Seller acknowledges that (i)it has read the filings made by the Purchaser with the Securities and Exchange Commission, including the risk factors contained therein, (ii) it is being issued the common shares of Purchaser for investment purposes only without a view toward the resale of such shares (iii)it is an accredited investor and able to bear the loss of its entire investment in shares of common stock of Purchaser.

(e)	The sale of the Property does not require the approval of any governmental agency or regulatory body.

ARTICLE 5 - INDEMNIFICATION

5.1       Indemnification

(a)
The representations and warranties given in Article 3 and Article 4 constitute conditions on which the Parties have relied in entering into this Agreement. The Seller agrees to indemnify the Purchaser from and against any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by Purchaser (whether awarded against the Purchaser or paid by the Purchaser in settlement of a claim or otherwise suffered), resulting from the breach of any representation or non-fulfillment of any covenant on the part of any of Seller contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Seller to Purchaser pursuant hereto.

ARTICLE 6 – GENERAL

6.1       Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a Notice to the Seller at:

United Copper Holdings Ltd.,
Pirogovskaya Nab.9, 194044, Saint Petersburg, Russian Federation
Attention: Mr. David Craven

AND:

(b)	in the case of a Notice to the Buyer at:

Bonanza Gold Corp.,
Columbia Tower, 701 Fifth Avenue, Office 4263, Seattle, Washington, USA

Attention: Mr. Craig Russell

(c)
or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section 6.1. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

6.2       Further Assurances

The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.3       Counterparts and Execution by Facsimile

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered to the other Party shall be deemed to be and shall be read as a single agreement among the Parties. In addition, execution of this Agreement by either of the Parties may be evidenced by way of a faxed transmission of such Party's signature (which signature may be by separate counterpart) or a photocopy of such faxed transmission, and such faxed signature, or photocopy of such faxed signature, shall be deemed to constitute the original signature of such Party to this Agreement.

6.4       Expenses

Each of the Parties shall be responsible for their own expenses in connection with the Transactions.

6.5       Amendment

This Agreement may not be amended or modified except by a written document executed by each of the Parties.

6.6       Waiver

(a)	No failure on the part of any Party to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof.

(b)
Except as otherwise expressly provided for herein, no waiver of any provision of this Agreement or consent to any departure by any Party from any provision of this Agreement shall in any event be effective unless it is confirmed in writing, and such waiver or consent shall be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

(c)	The single or partial exercise of any right, power or privilege under this Agreement shall not preclude any other or further exercise thereof.

6.7       Binding Effect

This Agreement shall be binding upon the Parties and their respective successors and permitted assigns upon signature by both Buyer and Seller.

30th June 2011

IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date first written above.

Bonanza Gold Corp.	Per:	/s/ Craig Russell
Mr. Craig Russell

United Copper Holdings Ltd	Per:	/s/ David Craven
Mr. David Craven, Director

SCHEDULE “A” PROPERTY  - MAZAMA PROJECT, OKANOGAN COUNTY, WASHINGTON

A 75% interest in 28 lode claims and approximately 560 acres in Okanogan County, located in the State of Washington.

Area 1 Area 2	Section 17,18,19,20, Township 36 North Section 28,29,32,33, Township 36 North

Claim	ORMC	Claim	ORMC
CU 1	164391	CU 15	164405
CU 2	164392	CU 16	164406
CU 3	164393	CU 17	164407
CU 4	164394	CU 18	164408
CU 5	164395	CU 19	164409
CU 6	164396	CU 20	164410
CU 7	164397	CU 21	164411
CU 8	164398	CU 22	164412
CU 9	164399	CU 23	164413
CU 10	164400	CU 24	164414
CU 11	164401	CU 25	164415
CU 12	164402	CU26	164416
CU 13	164403	CU 27	164417
CU 14	164404	CU 28	164418